Exhibit 99

News

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Second Quarter 2009 Results
•	Diluted earnings per share of $1.90
•	Net sales increased 6% to $3.9 billion
•	Net cash from operating activities of $376 million
•	Funded orders of $3.3 billion and funded backlog of $11.2 billion
•	Updated financial guidance for 2009
NEW YORK, July 23, 2009 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.90 for the quarter ended June 26, 2009 (2009 second quarter) compared to $2.21(1) for the quarter ended June 27, 2008 (2008 second quarter). The 2008 second quarter included a $0.57 net gain for certain items, which are discussed below. Excluding these items from the 2008 second quarter results, diluted EPS of $1.90 for the 2009 second quarter increased 16% compared to $1.64 for the 2008 second quarter. Net sales increased 6% to $3.9 billion compared to $3.7 billion for the 2008 second quarter.
“L-3 had solid performance during the second quarter of 2009 led by our ISR businesses,” said Michael T. Strianese, chairman, president and chief executive officer. “We delivered increased sales, and excluding the impact of a net gain for certain items in 2008, improved our operating income and diluted EPS despite challenging economic conditions. Our second quarter performance is an affirmation of L-3’s skilled and talented workforce, our strong and diverse portfolio of businesses, our quick reaction capabilities and our ability to deliver innovative solutions to our customers. We also continued to deploy the company’s strong cash flow to increase shareholder value.”
Mr. Strianese continued, “We expect to continue to have opportunities to grow our businesses in the second half of 2009, maintain our strong program performance, deliver value for our customers and execute our plan for the year.”

(1)	During the quarter ended March 27, 2009, the company adopted six new accounting standards, three of which required retrospective application of their provisions. These standards and their retrospective application are more fully described in Tables F and G (Unaudited Supplemental Financial Data) attached to this earnings release.

L-3 Announces Results for the 2009 Second Quarter
Consolidated Results

	Second Quarter Ended				First Half Ended
	June 26,	June 27,	Increase/		June 26,	June 27,	Increase/
($ in millions, except per share data)	2009	2008	(decrease)		2009	2008	(decrease)

Net sales	$3,929	$3,722	$207		$7,565	$7,228	$337

Operating income	$417	$501	$(84)		$793	$869	$(76)
Litigation Gain	—	(126)	126		—	(126)	126

Segment operating income	$417	$375	$42		$793	$743	$50

Net interest expense and other income	63	59	4		126	127	(1)

Effective income tax rate	35.9%	37.1%	(120	)bpts	35.8%	36.7%	(90	)bpts

Net income attributable to L-3	$225	$275	$(50)		$424	$464	$(40)

Diluted earnings per share	$1.90	$2.21	$(0.31)		$3.56	$3.72	$(0.16)
Second Quarter Results of Operations: For the 2009 second quarter, consolidated net sales increased 6% compared to the 2008 second quarter driven primarily by growth in the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR), Aircraft Modernization and Maintenance (AM&M) and Specialized Products reportable segments. These sales increases were partially offset by a decrease in the Government Services reportable segment driven primarily by lower linguist services (discussed below under the Government Services segment). The increase in consolidated net sales from acquired businesses net of divestitures(2) was $41 million, or 1%.
The 2009 second quarter operating income decreased by 17% compared to the 2008 second quarter. Higher pension expense in the 2009 second quarter compared to the 2008 second quarter reduced operating income by $16 million ($10 million after income taxes, or $0.09 per diluted share). The pension expense increase is primarily due to the actual loss that we experienced in 2008 as a result of the decline in the fair value of our pension plan assets, which is being amortized as a component of pension expense beginning in 2009. The 2008 second quarter results were impacted by three items that, in the aggregate, increased operating income by $110 million ($71 million after income taxes, or $0.57 per diluted share) and reduced interest expense by $7 million. These three items are collectively referred to as the Q2 2008 Items and are comprised of:
•	A gain of $133 million ($81 million after income taxes, or $0.65 per diluted share) for the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest (the “Litigation Gain”),
•	A gain of $12 million ($7 million after income taxes, or $0.06 per diluted share) from the sale of a product line (the “Product Line Divestiture Gain”), and
•	A non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per diluted share) relating to a write-down of capitalized software development costs for a general aviation product (the “Impairment Charge”).
Operating income as a percentage of sales (operating margin) decreased by 290 basis points to 10.6% compared to 13.5% for the 2008 second quarter. Excluding the Q2 2008 Items, the 2008 second quarter operating margin was 10.5%. Higher margins primarily in the C3ISR businesses increased operating margin for the 2009 second quarter by 50 basis points compared to the 2008 second quarter. Higher pension expense reduced 2009 second quarter operating margin by 40 basis points compared to the 2008 second quarter. See segment results below for additional discussion of segment operating income and margin results.

(2)	Sales from acquired businesses net of divestitures are comprised of (i) sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2009 Second Quarter
Net interest expense and other income increased compared to the same period last year primarily because of the reversal of $7 million of accrued interest during the 2008 second quarter in connection with the Litigation Gain. This increase was partially offset by lower interest expense on our term loans, which are based on variable interest rates.
The effective tax rate for the 2009 second quarter decreased by 120 basis points compared to the same quarter last year. Excluding the Q2 2008 Items, the effective income tax rate for the 2009 second quarter decreased by 40 basis points. The decrease is primarily due to the U.S. Federal research and experimentation tax credit that was re-enacted during the quarter ended Dec. 31, 2008.
In the 2009 second quarter as compared to the 2008 second quarter, net income attributable to L-3 decreased by $50 million, and diluted EPS decreased by 14%. Excluding the Q2 2008 Items, net income attributable to L-3 increased by $21 million and diluted EPS increased by 16% for the 2009 second quarter as compared to the 2008 second quarter. Diluted weighted average common shares outstanding declined by 5% due primarily to share repurchases of L-3 common stock made during the past year.
First Half Results of Operations: For the first half ended June 26, 2009 (2009 first half), consolidated net sales increased 5% compared to the first half ended June 27, 2008 (2008 first half) driven primarily by growth in the C3ISR, AM&M and Specialized Products reportable segments. These increases were partially offset by a decrease in the Government Services reportable segment driven primarily by lower linguist services (discussed below under the Government Services segment). The increase in consolidated net sales from acquired businesses net of divestitures was $117 million, or 2%.
The 2009 first half operating income decreased by 9% compared to the 2008 first half. Operating income decreased by $110 million as a result of the Q2 2008 Items and by $35 million ($22 million after income taxes, or $0.18 per diluted share) because of higher pension expense in the 2009 first half. Operating margin decreased by 150 basis points to 10.5% compared to 12.0% for the 2008 first half. Excluding the Q2 2008 Items, the 2008 first half operating margin was 10.5%. Higher pension expense during the 2009 first half reduced operating margin by 50 basis points and were offset by higher margins primarily in the C3ISR businesses. See segment results below for additional discussion of segment operating income and margin results.
Net interest expense and other income decreased compared to the same period last year driven by lower interest expense on our term loans substantially offset by $7 million of accrued interest reversed during the 2008 second quarter in connection with the Litigation Gain and lower interest income on cash investments.
The effective tax rate for the 2009 first half decreased 90 basis points compared to the same period last year. Excluding the Q2 2008 Items, the effective tax rate for the 2009 first half decreased 40 basis points. The decrease is primarily due to the U.S. Federal research and experimentation tax credit that was re-enacted during the quarter ended Dec. 31, 2008, partially offset by higher income taxes on foreign income.
In the 2009 first half as compared to the 2008 first half, net income attributable to L-3 decreased by $40 million and diluted EPS decreased by 4% to $3.56 from $3.72. Excluding the Q2 2008 Items, net income attributable to L-3 increased by $31 million and diluted EPS increased by 13% to $3.56 for the 2009 first half compared to $3.15 for the 2008 first half. Diluted weighted average common shares outstanding for the 2009 first half compared to the 2008 first half declined by 5% primarily due to share repurchases of L-3 common stock made during the past year.
Orders: Funded orders for the 2009 second quarter decreased 20% to $3.3 billion compared to $4.2 billion from the 2008 second quarter and decreased 14% to $7.1 billion for the 2009 first half from $8.3 billion for the 2008 first half. Funded backlog decreased 3% to $11.2 billion compared to $11.6 billion at Dec. 31, 2008.
Cash flow: Net cash from operating activities was $528 million for the 2009 first half, compared to $628 million for the 2008 first half. The decrease in cash from operating activities is primarily due to an increase in working capital to support sales growth in the C3ISR segment. Capital expenditures, net of dispositions of property, plant and equipment was $80 million for the 2009 first half, compared to $71 million for the 2008 first half.

L-3 Announces Results for the 2009 Second Quarter
Segment Results
C3ISR

	Second Quarter Ended				First Half Ended
	June 26,	June 27,			June 26,	June 27,
($ in millions)	2009	2008	Increase		2009	2008	Increase
Net sales	$761.4	$616.2	$145.2		$1,471.5	$1,169.0	$302.5
Operating income	95.1	66.9	28.2		173.3	128.9	44.4
Operating margin	12.5%	10.9%	160	bpts	11.8%	11.0%	80	bpts
Second Quarter: C3ISR net sales for the 2009 second quarter increased by 24% compared to the 2008 second quarter primarily due to increased demand and new business from the U.S. Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2009 second quarter increased by 42% compared to the 2008 second quarter. Operating margin increased by 160 basis points. Higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems increased operating margin by 250 basis points. These increases were partially offset by higher pension expense of $7 million, which reduced operating margin by 90 basis points.
First Half: C3ISR net sales for the 2009 first half increased by 26% compared to the 2008 first half primarily due to increased demand and new business from the DoD for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2009 first half increased 34% compared to the 2008 first half. Operating margin increased by 80 basis points. Higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems increased operating margin by 160 basis points. Cost improvements on an international airborne ISR system contract due to a restructuring of contract deliverables with a customer increased operating margin by 20 basis points. These increases were partially offset by higher pension expense of $15 million, which reduced operating margin by 100 basis points.
Government Services

	Second Quarter Ended				First Half Ended
	June 26,	June 27,			June 26,	June 27,
($ in millions)	2009	2008	Decrease		2009	2008	Decrease
Net sales	$1,069.0	$1,098.7	$(29.7)		$2,073.9	$2,207.0	$(133.1)
Operating income	101.2	122.6	(21.4)		191.8	222.1	(30.3)
Operating margin	9.5%	11.2%	(170	)bpts	9.2%	10.1%	(90	)bpts
Second Quarter: Government Services net sales for the 2009 second quarter decreased by 3% compared to the 2008 second quarter. Sales declines in linguist services of $72 million were partially offset by increases primarily for information technology (IT) support services for the U.S. Special Operations Command (USSOCOM) and intelligence support and training services for the U.S. Army and U.S. Government agencies. Linguist services declined due to L-3’s transition from a prime contractor to a subcontractor on the current U.S. Army linguist contract on June 9, 2008. The increase in net sales from acquired businesses was $32 million, or 3%.
Government Services operating income for the 2009 second quarter decreased by 17% compared to the 2008 second quarter. Operating margin for the 2008 second quarter decreased by 170 basis points. Lower margins on select contract renewals and higher profit margins on certain fixed-price contracts in the 2008 second quarter reduced operating margin by 160 basis points. Acquired businesses also reduced operating margin by 10 basis points.

L-3 Announces Results for the 2009 Second Quarter
First Half: Government Services net sales for the 2009 first half decreased by 6% compared to the 2008 first half. Sales declines in linguist services of $203 million were partially offset by increases for IT support services for USSOCOM, systems and software engineering and sustainment services to the U.S. Army and logistics support services to the U.S. Marine Corps driven by new and existing contracts. The increase in net sales from acquired businesses was $49 million, or 2%.
Government Services operating income for the 2009 first half decreased by 14% compared to the 2008 first half. Operating margin for the 2009 first half decreased by 90 basis points compared to the 2008 first half. Lower margins on select contract renewals and higher profit margins on certain fixed price contracts in the 2008 first half reduced operating margin by 80 basis points. Acquired businesses also reduced operating margin by 10 basis points.
AM&M

	Second Quarter Ended				First Half Ended
	June 26,	June 27,			June 26,	June 27,
($ in millions)	2009	2008	Increase		2009	2008	Increase
Net sales	$695.3	$653.8	$41.5		$1,358.8	$1,319.3	$39.5
Operating income	51.0	42.2	8.8		116.8	108.2	8.6
Operating margin	7.3%	6.5%	80	bpts	8.6%	8.2%	40	bpts
Second Quarter: AM&M net sales for the 2009 second quarter increased by 6% compared to the 2008 second quarter. Sales increased for systems field support services for U.S. Army and U.S. Navy fixed and rotary wing training aircraft and U.S. Special Operations Forces logistics support due to new contracts and higher demand from existing contracts. These increases were partially offset by sales volume decline for contract field services (CFS) as fewer task orders were received because of more competitors on the current indefinite delivery/indefinite quantity contract that began on October 1, 2008.
AM&M operating income for the 2009 second quarter increased by 21% compared to the 2008 second quarter. Operating margin increased by 80 basis points. The 2008 second quarter included $13 million of litigation charges for estimated costs to settle certain claims, which increased operating margin for the 2009 second quarter as compared to the 2008 second quarter by 180 basis points. This increase was partially offset by 50 basis points due to lower CFS volume and 50 basis points primarily for cost increases on an international aircraft modernization contract.
First Half: AM&M net sales for the 2009 first half increased by 3% compared to the 2008 first half. Sales increased for systems field support services for U.S. Army and U.S. Navy training aircraft and U.S. Special Forces logistics support. These increases were partially offset by sales declines for CFS and lower international aircraft modernization sales due to contracts nearing completion.
AM&M operating income for the 2009 first half increased 8% compared to the 2008 first half. Operating margin increased by 40 basis points. The 2008 first half included $13 million of litigation charges, which increased operating margin for the 2009 first half as compared to the 2008 first half by 100 basis points. This increase was partially offset by 40 basis points for lower CFS volume and 20 basis points primarily for cost increases on international aircraft modernization sales.
Specialized Products

	Second Quarter Ended				First Half Ended
	June 26,	June 27,	Increase/		June 26,	June 27,	Increase/
($ in millions)	2009	2008	(decrease)		2009	2008	(decrease)
Net sales	$1,403.7	$1,353.2	$50.5		$2,660.9	$2,532.8	$128.1
Operating income	169.6	143.3	26.3		310.9	283.8	27.1
Product Line Divestiture Gain	—	(12.2)	12.2		—	(12.2)	12.2
Impairment Charge	—	27.5	(27.5)		—	27.5	(27.5)

Operating income, excluding Q2 2008 Items	$169.6	$158.6	$11.0		$310.9	$299.1	$11.8
Operating margin	12.1%	10.6%	150	bpts	11.7%	11.2%	50	bpts
Operating margin, excluding Q2 2008 Items	12.1%	11.7%	40	bpts	11.7%	11.8%	(10	)bpts

L-3 Announces Results for the 2009 Second Quarter
Second Quarter: Specialized Products net sales for the 2009 second quarter increased by 4% compared to the 2008 second quarter reflecting higher sales volume primarily for: (1) Electro-Optic/Infrared (EO/IR) products primarily due to demand and deliveries on new and existing contracts, (2) training & simulation primarily related to new and existing contracts, (3) combat propulsion systems mostly from continued performance on existing contracts, (4) naval power & control systems due to follow-on contracts for tactical quiet generators for mobile electric power for the U.S. Armed Services, and (5) microwave products primarily due to deliveries of mobile and ground based satellite communications systems, tactical signal intelligence systems, and spare parts for the U.S. military. These increases were partially offset by a decrease for commercial aviation products and commercial shipbuilding products as a result of reduced demand caused by the global economic recession, and security and detection systems primarily due to the timing of certain deliveries. The increase in net sales from acquired businesses, net of divestitures, was $9 million, or 1%, and pertains mostly to the Electro-Optical Systems (EOS) business acquired on April 21, 2008 and Chesapeake Sciences Corporation acquired on January 30, 2009.
Specialized Products operating income for the 2009 second quarter as compared to the 2008 second quarter increased by 18% to $170 million from $143 million and operating margin of 12.1% for the 2009 second quarter increased by 150 basis points. The 2008 second quarter included a gain of $12 million for the Product Line Divestiture Gain and a $28 million non-cash Impairment Charge, and excluding these two items, operating margin for the 2009 second quarter of 12.1% increased by 40 basis points compared to the 2008 second quarter. Higher sales volume and favorable sales mix primarily for naval power & control systems, EO/IR products and training & simulation increased operating margin by 120 basis points. Acquired businesses increased operating margin by 20 basis points. These margin increases were partially offset by higher pension expense of $9 million, which reduced operating margin by 70 basis points and lower sales volume for commercial aviation and commercial ship building products, which reduced operating margin by 30 basis points.
First Half: Specialized Products net sales for the 2009 first half increased by 5% compared to the 2008 first half. The increase was driven by trends similar to the 2009 second quarter. The increase in net sales from acquired businesses, net of divestitures, was $68 million, or 3%, and pertains mostly to the EOS business and to Chesapeake Sciences Corporation.
Specialized Products operating income for the 2009 first half as compared to the 2008 first half increased by 10% to $311 million from $284 million and operating margin of 11.7% for the 2009 first half increased by 50 basis points. Excluding the Product Line Divestiture Gain and non-cash Impairment Charge, operating margin for the 2009 first half of 11.7% decreased 10 basis points compared to the 2008 first half. Higher pension expense of $20 million reduced operating margin by 70 basis points and lower sales volume for commercial aviation products and commercial shipbuilding products reduced operating margin by 30 basis points. These operating margin decreases were partially offset by 70 basis points primarily for higher sales volume and favorable sales mix primarily for naval power & control systems, EO/IR products and microwave products. Acquired businesses increased operating margin by 20 basis points.

L-3 Announces Results for the 2009 Second Quarter
Financial Outlook
Based on information known as of today, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2009, as presented in the tables below.

	Consolidated 2009 Financial Guidance
		Prior
($ in billions, except per share data)	Current	(April 23, 2009)
Net sales	$15.5 to $15.7	$15.5 to $15.7
Operating margin	10.5%	10.4%
Effective tax rate	36.0%	36.0%
Diluted EPS	$7.25 to $7.35	$7.17 to $7.32

Net cash from operating activities	$1.43	$1.43
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.23	0.23

Free cash flow	$1.20	$1.20

Segment 2009 Financial Guidance
($ in billions)	Current	Prior
Net Sales:
C3ISR	$2.9 to $3.0	$2.8 to $2.9
Government Services	$4.2 to $4.3	$4.3 to $4.4
AM&M	$2.7 to $2.8	$2.7 to $2.8
Specialized Products	$5.6 to $5.7	$5.7 to $5.8

Operating Margins:
C3ISR	11.0% to 11.2%	10.4% to 10.6%
Government Services	9.6% to 9.8%	9.8% to 10.0%
AM&M	8.8% to 9.0%	9.0% to 9.2%
Specialized Products	11.4% to 11.6%	11.4% to 11.6%
All financial guidance amounts for the year ending Dec. 31, 2009 are estimates subject to revisions in the future for matters discussed under the “Forward-Looking Statements” cautionary language on the next page, and the company undertakes no duty to update its guidance. The 2009 financial guidance includes approximately $170 million of estimated sales growth compared to 2008 sales from business acquisitions, net of divestitures. Additional financial information regarding the 2009 second quarter results is available on the company’s Web site at www.L-3com.com.

L-3 Announces Results for the 2009 Second Quarter
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, July 23, 2009 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, Ralph G. D’Ambrosio, vice president and chief financial officer, and Karen C. Tripp, vice president of corporate communications, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s Web site at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our Web site to download and install any necessary audio software. The archived version of the call may be accessed at our Web site or by dialing (888) 286-8010 (passcode: 57485380), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 66,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2008 sales of $14.9 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest

L-3 Announces Results for the 2009 Second Quarter
rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act (FCPA), including Titan’s ability to maintain its export licenses as well as the outcome of other FCPA matters; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors’’ and Note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2008.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Second Quarter Ended(a)			First Half Ended
	June 26,	June 27,		June 26,	June 27,
	2009	2008		2009	2008

Net sales	$3,929	$3,722		$7,565	$7,228

Cost of sales	3,512	3,347		6,772	6,485

Litigation Gain	—	126	(b)	—	126	(b)

Operating income	417	501	(c)	793	869	(c)

Interest and other income, net	6	7		9	15
Interest expense	69	66	(c)	135	142	(c)

Income before income taxes	354	442		667	742
Provision for income taxes	127	164		239	272

Net income	$227	$278		$428	$470
Less: Net income attributable to noncontrolling interests	2	3		4	6

Net income attributable to L-3	$225	$275	(c)	$424	$464	(c)
Less: Net income allocable to participating securities	2	2		4	3

Net income allocable to L-3’s common shareholders	$223	$273		$420	$461

Earnings per common share:
Basic	$1.91	$2.24		$3.58	$3.77

Diluted	$1.90	$2.21		$3.56	$3.72

Weighted average common shares outstanding:
Basic	116.5	122.0		117.4	122.3

Diluted	117.2	123.5		118.0	123.8

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The Company closes its annual books on Dec. 31 regardless of what day it falls on.

(b)	Represents a litigation gain to reverse an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict.

(c)	Includes the Q2 2008 Items, which increased operating income by $110 million, reduced interest expense by $7 million and increased net income attributable to L-3 by $71 million, or $0.57 per diluted share.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Second Quarter Ended			First Half Ended
	June 26,	June 27,		June 26,	June 27,
	2009	2008		2009	2008

Segment Operating Data

Net Sales:
C3ISR	$761.4	$616.2		$1,471.5	$1,169.0
Government Services	1,069.0	1,098.7		2,073.9	2,207.0
AM&M	695.3	653.8		1,358.8	1,319.3
Specialized Products	1,403.7	1,353.2		2,660.9	2,532.8

Total	$3,929.4	$3,721.9		$7,565.1	$7,228.1

Operating income:
C3ISR	$95.1	$66.9		$173.3	$128.9
Government Services	101.2	122.6		191.8	222.1
AM&M	51.0	42.2		116.8	108.2
Specialized Products	169.6	143.3	(d)	310.9	283.8	(d)

Total	$416.9	$375.0	(e)	$792.8	$743.0	(e)

Operating margin:
C3ISR	12.5%	10.9%		11.8%	11.0%
Government Services	9.5%	11.2%		9.2%	10.1%
AM&M	7.3%	6.5%		8.6%	8.2%
Specialized Products	12.1%	10.6	%(d)	11.7%	11.2	%(d)
Total	10.6%	10.1	%(e)	10.5%	10.3	%(e)

Depreciation and amortization:
C3ISR	$10.9	$9.8		$20.5	$19.7
Government Services	9.4	8.8		19.6	17.4
AM&M	4.9	6.0		10.0	12.3
Specialized Products	29.3	27.1		57.2	53.2

Total	$54.5	$51.7		$107.3	$102.6

Funded order data
C3ISR	$867	$678		$1,528	$1,307
Government Services	836	1,226		1,779	2,335
AM&M	556	791		1,398	1,565
Specialized Products	1,089	1,508		2,411	3,076

Total	$3,348	$4,203		$7,116	$8,283

	June 26,	Dec. 31,
	2009	2008
Period end data
Funded backlog	$11,230	$11,572

(d)	Specialized Products operating income includes the Product Line Divestiture gain of $12 million and a non-cash Impairment Charge of $28 million, which reduced operating margin by 110 basis points for the 2008 second quarter, and 60 basis points for the 2008 first half.

(e)	Segment operating income and operating margin excludes the litigation gain of $126 million for the reversal of an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals, which vacated an adverse 2006 jury verdict.

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	June 26,	Dec. 31,
	2009	2008
ASSETS

Cash and cash equivalents	$897	$867
Billed receivables, net	1,332	1,226
Contracts in process	2,383	2,267
Inventories	267	259
Deferred income taxes	211	211
Other current assets	136	131

Total current assets	5,226	4,961

Property, plant and equipment, net	830	821
Goodwill	8,127	8,029
Identifiable intangible assets	399	417
Other assets	246	256

Total assets	$14,828	$14,484

LIABILITIES AND EQUITY

Current portion of long-term debt	$650	$—
Accounts payable, trade	652	602
Accrued employment costs	654	700
Accrued expenses	523	479
Advance payments and billings in excess of costs incurred	482	530
Income taxes	56	45
Other current liabilities	334	351

Total current liabilities	3,351	2,707

Pension and postretirement benefits	833	802
Deferred income taxes	155	127
Other liabilities	432	414
Long-term debt	3,854	4,493

Total liabilities	8,625	8,543

Shareholders’ equity	6,111	5,858
Noncontrolling interests	92	83

Total equity	6,203	5,941

Total liabilities and equity	$14,828	$14,484

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Half Ended
	June 26,	June 27,
	2009	2008
Operating activities
Net income	$428	$470
Depreciation of property, plant and equipment	77	76
Amortization of intangibles and other assets	30	27
Deferred income tax provision	29	107
Stock-based employee compensation expense	35	30
Contributions to employee saving plans in common stock	74	72
Amortization of pension and postretirement benefit plans net loss	26	3
Amortization of bond discounts (included in interest expense)	11	10
Amortization of deferred debt issue costs (included in interest expense)	6	5
Impairment charge	—	28
Gain on sale of product line	—	(12)
Other non-cash items	(3)	(4)

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	(83)	(29)
Contracts in process	(97)	(72)
Inventories	(9)	(27)
Accounts payable, trade	70	81
Accrued employment costs	(46)	(5)
Accrued expenses	4	51
Advance payments and billings in excess of costs incurred	(43)	10
Income taxes	21	(24)
Excess income tax benefits related to share-based payment arrangements	(1)	(7)
Other current liabilities	(21)	(137)
Pension and postretirement benefits	31	21
All other operating activities	(11)	(46)

Net cash from operating activities	528	628

Investing activities
Business acquisitions, net of cash acquired	(82)	(218)
Proceeds from sale of businesses and product lines	—	12
Capital expenditures	(86)	(76)
Disposition of property, plant and equipment	6	5
Other investing activities	—	2

Net cash used in investing activities	(162)	(275)

Financing activities
Common stock repurchased	(301)	(500)
Dividends paid	(83)	(74)
Proceeds from exercise of stock options	3	24
Proceeds from employee stock purchase plan	34	35
Excess income tax benefits related to share-based payment arrangements	1	7
Other financing activities	—	(8)

Net cash used in financing activities	(346)	(516)

Effect of foreign currency exchange rate changes on cash and cash equivalents	10	5
Net increase (decrease) in cash and cash equivalents	30	(158)
Cash and cash equivalents, beginning of the period	867	780

Cash and cash equivalents, end of the period	$897	$622

Table E
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY RECONCILIATION OF NET CASH
FROM OPERATING ACTIVITIES TO FREE CASH FLOW
(in millions)

	Second Quarter Ended		First Half Ended
	June 26,	June 27,	June 26,	June 27,
	2009	2008	2009	2008

Net cash from operating activities	$376	$535	$528	$628
Less: Capital expenditures	(45)	(38)	(86)	(76)
Add: Dispositions of property, plant and equipment	5	5	6	5

Free cash flow(f)	$336	$502	$448	$557

(f)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, share repurchases, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.

Table F
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED JUNE 27, 2008
(in millions, except per share data)

	As Previously	Adjustments For:			As Currently
	Reported	SFAS 160(g)	FSP EITF 03-6-1(h)	FSP APB 14-1(i)	Reported

Net sales	$3,722	$—	$—	$—	$3,722

Cost of sales	3,347	—	—	—	3,347

Litigation Gain	126	—	—	—	126

Operating income	501	—	—	—	501

Interest and other income, net	7	—	—	—	7

Interest expense	61	—	—	5	66

Minority interests in net income of consolidated subsidiaries	3	(3)	—	—	—

Income before income taxes	444	3		(5)	442

Provision for income taxes	166	—	—	(2)	164

Net income	$278	$3	$—	$(3)	$278
Less: Net income attributable to noncontrolling interests	—	3	—	—	3

Net income attributable to L-3	$278	$—	$—	$(3)	$275
Less: Net income allocable to participating securities	—	—	2	—	2

Net income allocable to L-3 common shareholders	$278	$—	$(2)	$(3)	$273

L-3 earnings per common share:

Basic	$2.28	$—	$(0.02)	$(0.02)	$2.24

Diluted	$2.24	$—	$(0.01)	$(0.02)	$2.21

L-3 weighted average common shares outstanding:

Basic	122.0	—	—	—	122.0

Diluted	124.0	—	(0.5)	—	123.5

(g)	In accordance with Statement of Financial Accounting Standards Board (FASB) No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), the company retrospectively applied the presentation requirements by: (1) reclassifying noncontrolling interests (minority interests) to shareholders’ equity and (2) including income attributable to noncontrolling interests in net income.

(h)	In accordance with FASB Staff Position (FSP) Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (FSP EITF 03-6-1), the company is including the impact of restricted stock and restricted stock units that are entitled to receive non-forfeitable dividends (Participating Securities) when calculating both basic and diluted earnings per share attributable to L-3.

(i)	In accordance with FSP Accounting Pronouncement Bulletin 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1), the company is separately accounting for the liability and equity (conversion option) components of the CODES in a manner that reflects the company’s non-convertible debt borrowing rate when interest expense is recognized. Previously, the CODES were recorded at maturity value. FSP APB 14-1 does not apply to the company’s other outstanding debt instruments because they are not convertible debt instruments within the scope of FSP APB 14-1.

Table G
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE FIRST HALF ENDED JUNE 27, 2008
(in millions, except per share data)

	As Previously	Adjustments For:			As Currently
	Reported	SFAS 160	FSP EITF 03-6-1	FSP APB 14-1	Reported

Net sales	$7,228	$—	$—	$—	$7,228

Cost of sales	6,485	—	—	—	6,485

Litigation Gain	126	—	—	—	126

Operating income	869	—	—	—	869

Interest and other income, net	15	—	—	—	15

Interest expense	132	—	—	10	142

Minority interests in net income of consolidated subsidiaries	6	(6)	—	—	—

Income before income taxes	746	6		(10)	742

Provision for income taxes	276	—	—	(4)	272

Net income	$470	$6	$—	$(6)	$470
Less: Net income attributable to noncontrolling interests	—	6	—	—	6

Net income attributable to L-3	$470	$—	$—	$(6)	$464
Less: Net income allocable to participating securities	—	—	3	—	3

Net income allocable to L-3 common shareholders	$470	$—	$(3)	$(6)	$461

L-3 earnings per common share:

Basic	$3.84	$—	$(0.03)	$(0.04)	$3.77

Diluted	$3.78	$—	$(0.02)	$(0.04)	$3.72

L-3 weighted average common shares outstanding:

Basic	122.3	—	—	—	122.3

Diluted	124.3	—	(0.5)	—	123.8